Exhibit 99.3

[LETTERHEAD OF ALLEN & COMPANY LLC]

The Special Committee of the Board of Directors
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
Irving, Texas 75039

The Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 4, 2017, to the Special Committee of the Board of Directors of Castlight Health, Inc. (“Castlight”), as Annex B to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Castlight’s Financial Advisor” and “THE MERGER — Opinion of Castlight’s Financial Advisor” in, the joint proxy statement/prospectus/information statement relating to the proposed merger involving Castlight and Jiff, Inc., which joint proxy statement/prospectus/information statement forms a part of the Registration Statement on Form S-4 of Castlight (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

February 1, 2017